Exhibit 10.09

EXECUTIVE BONUS PROGRAM

The Company maintains an annual cash bonus program in which each named executive officer participates (other than executive officers who receive commission based compensation). Under the bonus program, the Compensation Committee establishes corporate and individual strategic goals and objectives by which each named executive officer is measured. Incentive cash bonuses may be awarded annually to each of the participating named executive officers of up to 150% of the executive officer’s base compensation, subject to the discretion of the Compensation Committee, based upon a review of each officer’s achievements during the year as measured against those goals and objectives as well as a general assessment of the performance of the officer and the Company during the year. In lieu of participation in the bonus program, the Senior Vice President, Sales and Strategic Accounts is eligible to receive a commission-based bonus based on sales levels of products and services under his supervision and commissions rates applicable to such sales. The Compensation Committee also retains the discretion to award additional cash bonuses to any employee including the named executive officers to reward extraordinary contributions.